Exhibit 10.1

EXECUTION VERSION

WHEREAS, the Borrower, the Servicer, GOLUB CAPITAL BDC 4, INC., as equityholder, DEUTSCHE BANK NATIONAL TRUST COMPANY, as collateral agent and collateral custodian, the Facility Agent, each Agent, each Lender and each of the entities party thereto as Securitization Subsidiaries are party to the Loan Financing and Servicing Agreement, dated as of March 28, 2024 (as amended, supplemented, amended and restated and otherwise modified through the date hereof, the “Loan Agreement”);

WHEREAS, the parties hereto have agreed to amend the Loan Agreement in accordance with Section 17.2 of the Loan Agreement and subject to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.      Defined Terms. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement. The provisions of Section 1.2 of the Loan Agreement are hereby incorporated in this Amendment, mutatis mutandis.

ARTICLE II

Amendments

SECTION 2.1.      Amendments to the Loan Agreement. The Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double underlined text) as set forth on the pages of the Loan Agreement attached as Exhibit A hereto.

ARTICLE III

Conditions to Effectiveness

SECTION 3.1.      This Amendment shall become effective upon the execution and delivery of this Amendment by each party hereto.

ARTICLE IV

Representations and Warranties

SECTION 4.1.      The Borrower hereby represents and warrants to the Facility Agent and the Lenders that, as of the date first written above, (i) no Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE V

Miscellaneous

SECTION 5.1.      Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AMENDMENT, THE LOAN AGREEMENT (AS AMENDED) OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2.      Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3.      Ratification; No Waiver. Except as expressly amended hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Loan Agreement or any other agreement, or constitute a waiver of any provision under the Loan Agreement or any other agreement.

SECTION 5.4.      Counterparts; Electronic Execution. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by email transmission shall be effective as delivery of a manually executed counterpart hereof. The parties agree that this Amendment may be executed and delivered by electronic signatures and that the electronic signatures (including signatures in accordance with the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act) appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

SECTION 5.5.      Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6.      Fees, Etc. The Borrower hereby agrees to pay (or cause to be paid) on the next Distribution Date any fees, disbursements and other charges of external counsel to the Facility Agent incurred through the date hereof solely to the extent such amounts are required to be paid by the Borrower pursuant to Section 17.4 of the Loan Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GBDC 4 FUNDING II LLC, as Borrower

By: Golub Capital BDC 4, Inc., as designated manager

By:	/s/ Christopher C. Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

[Signature Page to Amendment 1 to the LFSA]

GOLUB CAPITAL BDC 4, INC., as Servicer

By:	/s/ Christopher C. Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

[Signature Page to Amendment 1 to the LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Thorben Wedderien
Name: Thorben Wedderien
Title: Vice President

[Signature Page to Amendment 1 to the LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Agent and as a Committed Lender

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Thorben Wedderien
Name: Thorben Wedderien
Title: Vice President

[Signature Page to Amendment 1 to the LFSA]

Exhibit A

LOAN FINANCING AND SERVICING AGREEMENT

EXECUTION VERSION

Conformed through Amendment No. 1 dated June 13, 2025

LOAN FINANCING AND SERVICING AGREEMENT

dated as of March 28, 2024

GBDC 4 FUNDING II LLC,
as Borrower

GOLUB CAPITAL BDC 4, INC.,
as Equityholder and as Servicer,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Facility Agent

THE OTHER AGENTS PARTIES HERETO,

EACH OF THE ENTITIES FROM TIME TO TIME PARTY HERETO AS SECURITIZATION

SUBSIDIARIES,

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Collateral Agent and as Collateral Custodian

of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) during the Revolving Period, ~~2.35~~1.75% per annum and (ii) thereafter, ~~2.85~~2.25% per annum; provided that, upon the occurrence and during the continuation of any Event of Default and (other than in the case of an Event of Default pursuant to clauses (a), (d), (e), (f), (j) or (q) of Section 13.1) notice from the Facility Agent to the Borrower, the “Applicable Margin” otherwise in effect shall be increased by 2.00% per annum; provided further that, upon delivery of such notice (if required), the Applicable Margin shall be retroactively increased from the date on which such Event of Default occurred.

“Appraised Value” means, with respect to any Asset Based Loan, the most recently calculated appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approved Broker Dealer” means (a) each of the following entities or their Affiliates (or any successor thereto): Bank of America, N.A., The Bank of Montreal, The Bank of New York Mellon, N.A., The Bank of Nova Scotia, Barclays Bank plc, BNP Paribas, BTIG, LLC, Cantor Fitzgerald & Co., Citibank, N.A., Citizens Bank, N.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co. LLC, HSBC Bank plc, Imperial Capital LLC, Jefferies & Co., Inc., JPMorgan Chase Bank, N.A., Key Bank, N.A., Macquarie Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Bank, Morgan Stanley & Co., Natixis, Nomura Securities International, Inc., Oppenheimer & Co. Inc., PNC Bank, Royal Bank of Canada, The Royal Bank of Scotland plc, Scotiabank, Seaport Securities Corporation, Société Générale, Stifel, Nicolaus & Co. Inc., The Toronto-Dominion Bank, Truist Bank, UBS AG, U.S. Bank, National Association, Wells Fargo Bank, National Association, Lloyds TSB, Northern Trust Company, Banco Santander and The Bank of New York Mellon (or, in each case, its principal broker-dealer affiliate); and (b) any other dealer of recognized standing approved by the Facility Agent in its reasonable discretion at the request of the Servicer from time to time.

“Approved Valuation Firm” means, (i) with respect to any Collateral Obligation, any valuation firm (a) specified on the related Asset Approval Request or Reinvestment Request and approved by the Facility Agent or (b) otherwise approved in writing by the Facility Agent in its sole discretion or (ii) with respect to exercise of the Borrower’s dispute right under Section 2.7(c), each valuation firm identified on Schedule 5 (as such Schedule 5 may be updated from time to time by the Borrower with the prior written consent of the Facility Agent).

“Asset Approval Notice” means an electronic notice containing the information from Exhibit C-6 and that provides the approval of the Facility Agent, in its sole discretion, to the acquisition (or incremental pledge) of one or more Collateral Obligations; provided that, the Facility Agent shall not condition its approval on any term other than those explicitly set forth in the Transaction Documents without the consent of the Borrower.

“Asset Approval Request” means an electronic notice to the Facility Agent in the form of an email that (a) either (i) is in the form of Exhibit C-3 or (ii) notifies the Facility Agent that the information required by Exhibit C-3 has been posted to the relevant data site and (b) requests the Concentration Amount pursuant to clause (b) or clause (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor.

“Obligor Information” means, with respect to any Obligor, the following information to the extent (other than in respect of clause (c), clause (h) and clause (k), the exclusion of which from this definition shall require the consent of the Facility Agent in its sole discretion) reasonably available and not subject to any applicable confidentiality restrictions that would prevent the applicable Loan Party or the Servicer from sharing such information: (a) the legal name and tax identification number of such Obligor, (b) the jurisdiction in which such Obligor is Domiciled, (c) the audited financial statements for such Obligor for the two (2) prior fiscal years (or such shorter period of time that the Obligor has been in existence), (d) the Servicer’s IC Memo with respect to such Obligor and the related Collateral Obligation, including an explanation of any EBITDA adjustments and detailed projections of free cash flow through maturity, (e) any lender presentations and confidential information memorandum received by the Servicer, (f) the annual report for the most recent fiscal year of such Obligor, (g) a company forecast for such Obligor including plans related to capital expenditures, (h) the most recently available quarterly financials, (i) the business model, company strategy and names of known peers of such Obligor, (j) the shareholding pattern and details of the management team of such Obligor, (k) details of any banking facilities and the debt maturity schedule of such Obligor, (l) the Underlying Instruments and (m) such other information reasonably available to the Servicer as the Facility Agent may reasonably request.

“OFAC” has the meaning set forth in Section 9.30(a).

“Officer’s Certificate” means a certificate signed by a Responsible Officer.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel reasonably acceptable to the Facility Agent, which shall include Dechert LLP.

“Optional Extension Election Deadline” means, with respect to an election to extend the Scheduled Revolving Period Termination Date and pay the Optional Extension Fee in connection with an Incremental Extension pursuant to Section 2.6, the date occurring ten (10) Business Days prior to the then-existing Scheduled Revolving Period Termination Date as in effect prior to such Incremental Extension.

“Optional Extension Fee” has the meaning set forth in the applicable Fee Letter.

“Optional Sale” has the meaning set forth in Section 9.34.

“Original Leverage Multiple” means, with respect to any Collateral Obligation, the Leverage Multiple applicable to such Collateral Obligation as of the related Cut-Off Date as calculated by the Servicer in accordance with the definition of Leverage Multiple and the of a Collateral Obligation if such Collateral Obligation has been sold by the applicable Loan Party for cash consideration and (i) such cash consideration has been delivered into the Collection Account, (ii) the transfer of such Collateral Obligation has not been or cannot be completed and (iii) the applicable Loan Party has settled such sale as a participation or similar arrangement (including settlement as a participation pending transfer), (f) with respect to any Loan, restrictions on transfer set forth in the applicable Underlying Instrument, (g) Liens granted pursuant to or by the Transaction Documents, (h) other customary Liens permitted with respect to the Collateral consistent with the Servicing Standard and (i) liens accorded priority by law in favor of any Official Body.

“Permitted Securitization” means any private or public term securitization issued in a capital markets transaction by the Borrower or any of its Affiliates, including any Securitization Subsidiary or any Existing Golub BDC CLO, that is secured, directly or indirectly, in whole or in part, by one or more Collateral Obligations included in the Collateral hereunder immediately prior to such Permitted Securitization or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization, but only if, as requested at such time by the Equityholder or the Servicer, an affiliate of the Facility Agent acts as lead structuring agent and underwriter (or similar role) or the Facility Agent has otherwise provided its prior written consent (in its commercially reasonable discretion).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, Section 412 and 430 of the Code, or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate (x) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (y) has or could have any obligation or liability, contingent or otherwise in connection with Title IV of ERISA or in connection with being subject to the minimum funding standards of Section 412 of the Code.

“Prepayment Fee” has the meaning set forth in the Fee Letter. “Prepayment Notice” has the meaning set forth in Section 2.4(b)(i).

“Principal Balance” means with respect to any Collateral Obligation as of any date, the lower of (a) the Purchase Price paid by the applicable Loan Party for such Collateral Obligation and (b) the outstanding principal balance of such Collateral Obligation (or, if such Collateral Obligation is denominated and payable in any Eligible Currency other than Dollars, the equivalent in Dollars), exclusive of (x) any deferred or capitalized interest on such Collateral Obligation and (y) any unfunded amounts with respect to any Variable Funding Asset; provided that, for purposes of the calculation set forth in clause (g) of the definition of Excess Concentration Amount, the Principal Balance of each Variable Funding Asset shall include any unfunded commitment owed by the Borrower with respect thereto. The “Principal Balance” of any equity security shall be zero.

Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) for the most recent four fiscal quarter period for which financial statements have been delivered.

“Revolving Liquidity Adjustment Amount” means, on any date of determination, (a) if the Revolving Liquidity Test is satisfied as of such date, $0; and otherwise (b) an amount equal to the absolute value of the result of A – (B x C) where:

A = (i) the lowest of (A) the Facility Amount, (B) the Borrowing Base (calculated assuming a Revolving Liquidity Adjustment Amount of zero) and (C) the Maximum Availability minus (ii) the Advances Outstanding;

B = the product of (A) the positive difference (if any) of (I) 2.0x of the Aggregate Unfunded Amount minus (II) the Unrestricted Cash of the Equityholder multiplied by (B) 50%; and

C = the fraction (expressed as a percentage) of the Aggregate Unfunded Equity Amount over the Aggregate Unfunded Amount.

“Revolving Liquidity Test” means a test that will be satisfied on any date of determination if the lowest of (A) the Facility Amount, (B) the Borrowing Base (calculated assuming a Revolving Liquidity Adjustment Amount of zero) and (C) the Maximum Availability exceeds the Advances Outstanding by an amount at least equal to the Aggregate Unfunded Equity Amount.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Loan.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) ~~March 28, 2027 or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent the~~Scheduled Revolving Period Termination Date, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5, (iii) the occurrence of an Event of Default and (other than in the case of an Event of Default pursuant to clauses (a), (d), (e), (j) or (q) of Section 13.1) notice from the Facility Agent to the Borrower or (iv) the occurrence of a breach of Section 9.30(c) or Section  9.31(c) by any Person acting on behalf of a Loan Party (other than a director, officer or employee thereof), which breach remains ongoing for thirty (30) days after the occurrence thereof.

“Risk Retention Letter” means that certain letter agreement, dated as of the Effective Date, relating to the EU Securitization Rules from the Equityholder (solely with respect to its retention of the Retained Economic Interest (as defined in the Risk Retention Letter) and other related matters) and the Borrower (solely with respect to the Borrower’s compliance with the Article 7 Transparency and Reporting Requirements (as defined in the Risk Retention Letter)) and addressed to the Facility Agent and any SR Lender and for the benefit of any future SR Lender, including any amendments or other modifications thereto.

“S&P Industry Classification” means the industry classifications set forth in Schedule 6, as such industry classifications shall be updated at the option of the Facility Agent with the consent of the Servicer (unless the Facility Agent is required by Applicable Law to update any such industry classification) if S&P publishes revised industry classifications; provided that, with respect to Collateral Obligations in the S&P Industry Classification titled “Software”, the industry classification group may be based on the predominant end-user of the product of the applicable Obligor, as specified by the Servicer in the related Asset Approval Request.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanctioned Countries” has the meaning set forth in Section 9.30. “Sanctions” has the meaning set forth in Section 9.30.

“Sanctions Target” has the meaning set forth in Section 9.30.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website; provided that, if Daily Simple SARON is less than 0.00%, SARON shall be deemed to be 0.00% for purposes of this Agreement.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means the SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request and each Reinvestment Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the applicable Loan Party or the Facility Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests and Reinvestment Requests.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal, interest and/or unutilized/commitment fees (as applicable) in accordance with the terms of the related Underlying Instrument.

“Scheduled Revolving Period Termination Date” means, subject to Section 2.6, March  28, 2027, as such date may be extended in connection with an Incremental Extension pursuant to Section 2.6; provided that, no Incremental Extension shall extend the Scheduled Revolving Period Termination Date past March 28, 2028.

“Second Lien Loan” means any Loan (a) that is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting Related Property for such Loan, subject only

(iii)            each prepayment shall be applied on the Business Day received by the Facility Agent if received by 3:00 p.m., New York City time.

~~Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) (if any) resulting from a prepayment or payment.~~

Section 2.5      Permanent Reduction of Facility Amount. (a)      The Borrower may at any time upon four (4) Business Days’ prior written notice to the Facility Agent (with a copy to the Collateral Agent), permanently reduce the Facility Amount (i) in whole or in part upon payment in full (in accordance with Section 2.4) of the Advances Outstanding or (ii) in part by any pro forma amount that the Facility Amount exceeds the Advances Outstanding (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5~~(a)~~, the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.

~~(b) As a condition precedent to any permanent reduction of the Facility Amount pursuant to Section 2.5(a), the Borrower shall pay to each Lender, any applicable Prepayment Fee; provided that, the Borrower shall not be required to pay such Prepayment Fee (i) if the Lenders have, prior to the date of such reduction in whole or in part, declined a request for extension of the Revolving Period under Section 2.6 on substantially the same terms as already set forth herein; (ii) to any Lender that is a Defaulting Lender; (iii) during the continuation of a Non Approval Event, at the time of any such permanent reduction of the Facility Amount; (iv) if such reduction occurs following any changes to the EU Securitization Regulation that will (a) require the Borrower, the Equityholder or any of their Affiliates to disclose information not otherwise expressly required to be so disclosed by the EU Securitization Regulation as in effect on the Effective Date, (b) impose any additional obligations upon the Borrower, the Equityholder or any of their Affiliates not otherwise expressly provided for by the EU Securitization Regulation as in effect on the Effective Date, or (c)(1) modify the manner of disclosure or, (2) modify the recipients of, or (3) otherwise affect the confidentiality of, any information, documents or reports required to be provided by the EU Securitization Regulation; (v) if the Base Rate in effect as of the Effective Date is changed to an Alternate Base Rate or any other alternative floating reference rate without the consent of the Borrower; (vi) if a replacement Facility Agent has been appointed without the consent of the Borrower, if the Facility Agent has resigned pursuant to Section 14.8; (vii) if the Facility Agent assigns any of its respective rights or obligations hereunder pursuant to Section 15.4(d); and (viii) to any Lender that has, prior to the date of such permanent reduction in whole or in part, demanded the Borrower pay any Increased Costs pursuant to Section 5.1.~~

Section 2.6      Extension of Revolving Period. The Borrower may, ~~at any time after the one year anniversary of the Effective Date and prior to the date that is 20 Business Days prior to the last day of the Revolving Period, deliver a written notice to the Facility Agent requesting an extension of the Revolving Period for a minimum of twelve months. In the respective sole discretion of the Facility Agent and each Age the Revolving Period shall be extended to a date mutually agreed upon by the Borrower, the Facility Agent and each Agent and in accordance with the other terms and conditions as may be agreed to from time to time by the Borrower and the Facility Agent~~ elect to extend the Scheduled Revolving Period Termination Date by consecutive three (3) month periods (each such consecutive three (3) month period, an “Incremental Extension”); provided that, no more than four (4) Incremental Extensions shall be permitted hereunder, such that the Scheduled Revolving Period Termination Date shall occur no later than March 28, 2028; provided further that, on or prior to the effective date, if any, of the first such Incremental Extension, the Borrower shall deliver to the Facility Agent (i) a good standing certificate for each of the Borrower and the Servicer issued by the applicable Official Body of its jurisdiction of organization no more than five (5) Business Days prior to such effective date and (ii) legal opinions of Mayer Brown LLP, counsel for the Borrower and the Servicer, in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request in connection with such Incremental Extension. The Borrower shall notify the Facility Agent in writing of its election to extend the Scheduled Revolving Period Termination Date by such three-month period in connection with an Incremental Extension pursuant to this Section 2.6 no later than the applicable Optional Extension Election Deadline and, upon such notice, the Borrower shall be obligated to pay the related Optional Extension Fee with respect to such extension pursuant to the applicable Fee Letter. The failure to (i) provide any such notice prior to the applicable Optional Extension Election Deadline or (ii) timely pay the Optional Extension Fee pursuant to the applicable Fee Letter shall, in each case, result in the Borrower forfeiting its right to effect any subsequent Incremental Extensions pursuant to this Section 2.6.

Section 2.7      Calculation of Discount Factor.

(a)            In connection with (i) the purchase of each Collateral Obligation (other than a Permitted Collateral Obligation) and prior to such Collateral Obligation (other than a Permitted Collateral Obligation) being purchased by the Borrower and included in the Collateral or in connection with an Asset Approval Request pursuant to clause (b) of the definition of Cut-Off Date, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation, which Discount Factor shall remain effective for such Collateral Obligation except as provided in clause (b) below; and (ii) the acquisition of any Permitted Collateral Obligation, the Facility Agent shall assign in its sole discretion, with written notice to the Borrower and the Servicer (which may take the form of an email), a Discount Factor for such Permitted Collateral Obligation, which Discount Factor may be 0% and shall remain effective for such Permitted Collateral Obligation.

(b)            If a Revaluation Event occurs with respect to any Collateral Obligation (other than a Permitted Collateral Obligation), the Discount Factor of such Collateral Obligation may be amended by the Facility Agent (in its sole discretion) in connection with each such Revaluation Event; provided that, the Facility Agent may not amend the Discount Factor of a Disputable Collateral Obligation that has been assigned a Discount Factor by an Approved Valuation Firm as set forth in clause (c) below prior to the occurrence of a subsequent Revaluation Event with respect thereto, in which case, the procedures set forth in this Section 2.7 shall apply and such Collateral Obligation shall be subject to re-dispute pursuant to clause (c) below so long as such Collateral Obligation remains a Disputable Collateral Obligation following the occurrence of such subsequent Revaluation Event; provided further that, subject to clause (e) below, if a Revaluation Event described in clause

(c) During the Revolving Period, the Borrower may direct the Collateral Agent to withdraw such funds for the purpose of making payments in respect of the Advances Outstanding in the applicable Eligible Currency at such time in accordance with and subject to the terms of Section 2.4.

Upon the satisfaction of the applicable conditions set forth in Section 6.2 and Section 8.3 (as certified by the Borrower to the Collateral Agent and the Facility Agent), the Collateral Agent shall release funds from the Principal Collection Account as directed by the Servicer in an amount not to exceed the lesser of (x) the amount requested by the Servicer for reinvestment or repayment and (y) the amount on deposit in the Principal Collection Account on such day.

(d) (i) For purposes of Section 8.3, any Amount Available on deposit in an Interest Collection Account or a Principal Collection Account denominated in any Eligible Currency shall be applied on any Distribution Date (A) first, to make payments in such Eligible Currency and (B) second, to make payments in any other Eligible Currency (pro rata based on available amounts from each other Eligible Currency), as converted by the Borrower using the Applicable Conversion Rate; provided that, such payments shall be subject to availability of such funds pursuant to Section 8.3. For the avoidance of doubt, the Borrower shall only be required to make payments pursuant to Section 8.3(a)(i)(E)(4) in an Eligible Currency other than Dollars to extent that the Borrower has amounts available in such currency to make the payment.

(ii)            The Borrower (or the Servicer on behalf of the Borrower) shall, no less than two (2) Business Days prior to each Distribution Date, convert amounts on deposit in the Collection Accounts into the applicable Eligible Currency to the extent necessary to make payments pursuant to Section 8.3 (as determined by the Borrower or the Servicer, as applicable, using the Applicable Conversion Rate).

(iii)            The Borrower may, on any Business Day, convert amounts on deposit in the Collection Accounts into any Eligible Currency using the Applicable Conversion Rate or direct the Collateral Agent to so convert.

(e) At any time, the Borrower may withdraw from the Principal Collection Account the proceeds of any Advance on deposit therein as may be needed to settle any pending acquisition of an Eligible Collateral Obligation.

Section 8.4      Fees. The Borrower shall pay the Undrawn Fee, the Make-Whole ~~Fee, the Prepayment~~ Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated the date hereof (or dated the date any Lender and its related Lender Group becomes a party hereto pursuant to an assignment or otherwise), signed by the Borrower, the applicable Agent and the Facility Agent (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).

Section 8.5      Monthly Report.      The Collateral Agent shall prepare (based on information provided to it by the Servicer, the Facility Agent and the Lenders as set forth herein) a Monthly Report determined as of the close of business on each Determination Date and make Obligations pursuant to Section 6.1 of the Sale Agreement) and (ii) after the end of the Revolving Period, the requirements set forth in Section 9.34(a)(iv) are satisfied in connection therewith.

(b)            Subject to Section 9.36(d), the Loan Parties may make optional sales of Collateral Obligations (i) to an Affiliate of the Loan Parties subject to satisfaction of the conditions and limitations set forth in Sections 9.34(a)(i), 9.34(a)(iii) and 9.34(a)(iv)  and (ii) to an Existing Golub BDC CLO subject to satisfaction of the conditions and limitations set forth in Sections 9.34(a)(i), 9.34(a)(iii), 9.34(a)(iv) and 9.36(c).

(c)            Subject to the satisfaction of the conditions set forth in Sections 9.34(a)(i), 9.34(a)(iii), 9.34(a)(iv) and 9.34(a)(v), the Loan Parties may, from time to time upon two (2) Business Days’ prior written notice to the Facility Agent (with a copy to the Collateral Agent and the Collateral Custodian), sell all or a portion of the Collateral Obligations to one or more Existing Golub BDC CLOs, which sales shall not be subject to the limitations elsewhere set forth in this Article IX other than as set forth in Section 9.36(d) below.

(d)            In no event shall the sum of the aggregate Principal Balance of Collateral Obligations sold to an Existing Golub BDC CLO following the six-month anniversary of the Effective Date exceed 20% of the highest aggregate Principal Balance of all Collateral Obligations at any time during the preceding 12 calendar months; provided that, (x) the Loan Parties may sell Collateral Obligations with an aggregate Principal Balance up to an additional 20% of the highest aggregate Principal Balance of all Collateral Obligations at any time during the preceding 12 calendar months in excess of the limitation set forth in this clause (d) so long as a Loan Party retains at least 33% of the Principal Balance of such Collateral Obligation and (y) such limitation shall not apply to (i) any Collateral Obligations transferred to an Existing Golub BDC CLO with respect to a new issue collateralized loan obligation managed by the Servicer or an Affiliate of the Servicer and underwritten, arranged and/or structured by the Facility Agent or any Affiliate of the Facility Agent, (ii) any Collateral Obligations included in the Excess Concentration Amount ~~or,~~ (iii) to a new issue collateralized loan obligation managed by the Servicer or an Affiliate of the Servicer that is issued by GBDC 4 CLO 1 and has a closing date on or prior to August 15, 2025 or (iv) any Optional Sale of a Specified Multiple of Recurring Revenue Loan; provided further that, the Loan Parties may sell Collateral Obligations with an aggregate Principal Balance up to an additional 10% of the highest aggregate Principal Balance of all Collateral Obligations at any time during the preceding 12 calendar months in excess of the limitations set forth in this clause (d) and the foregoing proviso so long as the Loan Parties sells any such Collateral Obligations to an Existing Golub BDC CLO that is a collateralized loan obligation issuer.

(e)            Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, any Optional Sale by or at the direction of a Successor Servicer shall (i) require the prior written consent of the Equityholder or (ii) be conducted in accordance with the requirements and procedures set forth in the UCC for foreclosure or liquidation sales.

Defaulting Lender or (e) does not consent to any amendment or modification (including in the form of a consent or waiver) described in Section 17.2 which is approved by the Borrower, the Facility Agent and the Required Lenders or (f) does not consent to a request to extend the date set forth in the definition of “Facility Termination Date”; provided that, (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Facility Agent, (iv) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Indemnified Taxes, as the case may be, (v) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender, (vi) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter and (vii) if such replacement is being effected in accordance with clauses (a), (c), or (d) of this Section 17.16(b), the Borrower shall have the right, but not the obligation, to repay on a non-pro rata basis the outstanding Advances of such Lender; provided that, with respect to this clause (vii), any such non-pro rata payment (1) will be subject to DBNY’s, in its capacity as the Facility Agent, consent in its sole discretion and (2) may not occur so long as an event of Default has occurred and is continuing or in the event of an Unmatured Event of Default. ~~Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement.~~ A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17 Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City (including any appellate court of any of the foregoing) in any action or proceeding arising out of or relating to the Transaction Documents, whether in contract, tort or otherwise and whether at law or in equity, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18 Option to Acquire Rating. Each party hereto hereby acknowledges and agrees that the Facility Agent (on behalf and at the expense of the requesting Lender) may, at any time, in its sole discretion and at its own cost, obtain a private rating for this loan facility. The Borrower and the Servicer hereby agree to use commercially reasonable efforts, at the request of the Facility Agent, to cooperate with the acquisition and maintenance of any such rating so long as such acquisition and maintenance of any such rating does not impose any